Coty Inc. Reports Fiscal 2020 Fourth Quarter and Full Year Results
Q4 and FY20 Severely Impacted by COVID-19 Pandemic
Free Cash Flow Inline with Guidance and $1 Billion KKR Investment Bolsters Liquidity
Significant Improvement Expected in Q1, with Positive Adjusted Operating Income
Wella Divestiture On Track to Close by End of CY20
Action Plans Support over $200M of Fixed Cost Savings in FY21
Seasoned Beauty Executive Sue Y. Nabi to Start as Coty CEO on September 1st

NEW YORK - August 27, 2020-- Coty Inc. (NYSE: COTY) today announced financial results for the fourth quarter and fiscal year ended June 30, 2020.

Financial Results

Results at a glance	Three Months Ended June 30, 2020			Year Ended June 30, 2020
(in millions, except per share data)		Change YoY			Change YoY
CONTINUING OPERATIONS		Reported Basis	Organic (LFL)		Reported Basis	Organic (LFL)
Net revenues	$560.4	(63%)	(60%)	$4,717.8	(25%)	(20.3%)
Operating loss - reported	(920.5)	66%		(1,236.5)	66%
Operating loss - adjusted*	(335.3)	<(100%)		(161.7)	<(100%)
Net loss attributable to common shareholders - reported**	(696.2)	75%		(1,100.4)	72%
Net loss attributable to common shareholders - adjusted* **	(353.7)	<(100%)		(364.2)	<(100%)
EPS attributable to common shareholders (diluted) - reported	$(0.91)	>100%		$(1.45)	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$(0.46)	(49%)		$(0.48)	(67%)

COTY, INC.
Net revenues***	$922.1	(56%)	(53%)	$6,737.9	(22%)	(18.1%)
Operating loss - reported***	(920.9)	66%		(1,018.3)	71%
Operating (loss) income - adjusted*,***	(318.4)	<(100%)		161.4	<(100%)
Net loss attributable to common shareholders - reported **	(772.8)	72%		(1,013.2)	73%
Net loss attributable to common shareholders - adjusted* **	(386.7)	<(100%)		(192.7)	<(100%)
EPS attributable to common shareholders (diluted) - reported	$(1.01)	>100%		$(1.33)	>100%
EPS attributable to common shareholders (diluted) - adjusted*	$(0.51)	<(100%)		$(0.25)	<(100%)

* These measures, as well as “free cash flow,” “adjusted earnings before interest, taxes, depreciation and amortization (EBITDA),” "immediate liquidity," and “net debt,” are Non-GAAP Financial Measures. Refer to “Non-GAAP Financial Measures” for discussion of these measures. Net Loss represents Net Loss Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.
** Net Loss for Continuing Operations and Coty Inc. are net of the Convertible Series B Preferred Stock dividends.
*** Coty Inc Net revenues, Operating Loss -reported and Operating (loss) income -Adjusted, shows the combined activities of the total Coty Inc. to allow investors to compare to our prior financial results.

Highlights

•FY20 Total Coty net revenues decreased 22% reflecting the impact of the COVID-19 health crisis, with a Q4 LFL decline of (53%) for Total Coty and (60%) for Continuing Operations, which exclude the revenues and directly attributable costs of the to-be-divested Wella business
•Coty has seen gradual sales trend improvement from April through June, with significant improvements in July and August across the portfolio
•Coty expects to return to profitability in Q1 FY21 on an adjusted operating income basis for Continuing Operations
•FY20 Total Coty adjusted operating income of $161.4 million and adjusted operating loss of $161.7 million for Continuing Operations, were weighed down by significant deleverage from over $1 billion of lost sales primarily due to COVID-19
•Q4 free cash outflow of $316.4 million was inline with guidance of outflow of $300-500 million
•Significant immediate liquidity of $1,618.1 million at the end of Q4 includes $750 million of KKR direct investments, with remaining $250 million received on July 31, 2020
•Divestiture of 60% of Wella business to KKR on track to close by end of CY20

Commenting on the operating results, Peter Harf, Coty's founder and Executive Chairman, said:

"Coty’s fourth quarter was marked by external shocks, as the COVID-19 pandemic triggered a crisis in the real economy and supply. The severe sales contraction for total Coty, with revenues down $1.2 billion year-over-year, led to significant operating deleverage in the quarter, even as the company focused all its efforts on protecting free cash flow which came in inline with our expectations. Having said that, we now close this chapter and turn to the next, because Coty is back. In the last two months, we have seen a significant improvement in the business and we expect the positive momentum to continue, with a return to profit in Q1.

In the last three months that I have been CEO, my focus has been to re-steer the company back on track to realize its potential. We have taken decisive action to tackle the issues in our capital structure, financial under-performance, product portfolio, and management.

In order to lower Coty’s leverage and strengthen our balance sheet, in the midst of the pandemic Coty secured a $1 billion direct investment from KKR and entered into an agreement to sell 60% of Wella for $2.5 billion net cash proceeds, equating to over 12x Wella's FY19 EBITDA.

To address our financial performance, the team has set rigorous objectives for FY21, targeting adjusted operating income profitability in Q1 and for the full year, and constant like-for-like net debt – excluding proceeds from the Wella divestiture - supported by aggressive cost reductions and a simplified infrastructure and organization. We remain on track to deliver over 1/3 of the savings from our $600M fixed cost reduction program by the end of this year.

On our portfolio, we have taken concrete steps to re-balance and strengthen the portfolio to be competitive in light of changing consumer demands. We have begun building platforms to address our under-exposure in skincare, Northern Asia, and e-commerce, while at the same time creating space for additional brand building investment.

Finally, in July, we recruited Sue Nabi, a proven-successful leader with over 20 years of beauty experience across the areas which are most relevant to Coty. We firmly believe she has the ideal prerequisites to become CEO of Coty.

As a result of these changes, I am even more convinced the new Coty today is set up for strategic optionality and has more potential than ever before to unlock and create value."

Financial Results

Note: Discussions of "Total Coty" results reflect the current full scope of Coty's revenues and costs; "Continuing Operations" results reflect Total Coty results less the revenues and directly attributable costs of the soon-to-be-divested Wella business; "Ongoing Coty" results reflect Continuing Operations plus a partial cost recovery expected under the Wella transitional service agreement (the “Wella TSA”) which the company believes such information will be useful to investors to analyze the balance of costs for the ongoing business.

Revenues - Continuing Operations:
•FY20 reported net revenues of $4,717.8 million decreased 25.0% year-over-year, including a negative foreign exchange (FX) impact of 2.0%. Like-for-like (LFL) revenue decreased 20.3%. The LFL performance was driven by LFL decreases in EMEA of 18.5%, the Americas of 21.5%, and Asia Pacific of 22.4%.
•4Q20 reported net revenues of $560.4 million decreased 62.8% year-over-year, including a negative foreign exchange (FX) impact of 2.0%. Like-for-like (LFL) revenue decreased 59.7%. The LFL performance was driven by LFL decreases in the EMEA segment of 67.2%, Asia Pacific of 57.5%, and Americas of 51.5%, with the mass business down 39% and the prestige business down a more meaningful 70% due to broad-based channel closures during the quarter.

Gross Margin - Continuing Operations:
•FY20 reported gross margin of 57.8% decreased by 250 bps from the prior year, while the adjusted gross margin of 58.1% decreased by 230 bps, primarily due to the decline in sales volume related to COVID-19, increased excess and obsolescence expense, and underutilization expenses related to the temporary shutdown of certain manufacturing plants in response to COVID-19.
•4Q20 reported gross margin of 40.0% decreased from 60.9% in the prior-year period, while the adjusted gross margin of 40.6% decreased from 60.8% in the prior-year period, primarily due to the decline in sales volume related to COVID-19, increased excess and obsolescence expense on the back of the sudden demand decline, and underutilization expenses related to the temporary shutdown of certain manufacturing plants.

Operating Income:
•FY20 reported operating loss from Continuing Operations of $1,236.5 million improved compared to reported operating loss of $3,688.4 million in the prior year due to an impairment charge of $3.7 billion in the prior year. The 4Q20 reported operating loss from Continuing Operations of $920.5 million improved from a reported operating loss of $2,744.4 million due to an impairment charge of $2.8 billion in the prior-year period. Coty recorded an impairment charge of $393.6 million in 4Q20 driven by a higher discount rate as a function of the stock price decline.
•FY20 adjusted operating loss for Continuing Operations totaled $161.7 million compared to adjusted operating income of $490.8 million in the prior year, with the FY20 adjusted operating margin of (3.4%) declining from 7.8% in the prior year driven by the lower gross margin and fixed cost deleveraging during the second half of FY20. Including the expected cost recovery under the Wella TSA, the FY20 adjusted operating loss for Ongoing Coty totaled $110 million with a margin of (2.3%) compared to adjusted operating income of $543 million and margin of 8.6% in the prior year.
•4Q20 adjusted operating loss for Continuing Operations of $335.3 million declined from adjusted operating income of $126.2 million in the prior year. With the Total Coty 4Q20 adjusted operating income declining by over $570 million, this year-over-year decline reflected roughly $50 million of non-recurring costs resulting from the COVID-19 pandemic, including incremental excess & obsolescence, bad debt and plant under-utilization costs, and over 40% drop-through on the $1.2 billion sales decline. Including the expected cost recovery under the Wella TSA, the 4Q20 adjusted operating loss for Ongoing Coty of $322 million declined from income of $139 million in the prior year period.

Net Income:

Continuing Operations:
•FY20 reported net loss of $1,100.4 million improved from a reported net loss of $3,905.2 million in the prior year, and the 4Q20 reported net loss of $696.2 million improved from a reported net loss of $2,783.0 million in the prior year.
•The FY20 adjusted net loss of $364.2 million declined from adjusted net income of $144.2 million in the prior year.
•The 4Q20 adjusted net loss declined to $353.7 million from adjusted net income of $22.4 million in the prior year period.

Coty Inc.:
•FY20 reported net loss of $1,013.2 million improved from a reported net loss of $3,784.2 million in the prior year, and 4Q20 reported net loss of $772.8 million improved from a reported net loss of $2,799.4 million in the prior year period.
•The FY20 adjusted net loss of $192.7 million declined from adjusted net income of $487.6 million in the prior year.
•The 4Q20 adjusted net loss totaled $386.7 million versus adjusted net income of $123.6 million in the prior year.

Earnings Per Share (EPS) - diluted:

Continuing Operations:
•FY20 reported loss per share of $(1.45) improved compared to $(5.20) in the prior year, and 4Q20 reported loss per share of $(0.91) improved from $(3.70) in the prior year.
•The FY20 adjusted EPS of $(0.48) decreased from $0.19 in the prior year, and 4Q20 adjusted EPS of $(0.46) declined from $0.03 in the prior year. 4Q20 adjusted EPS included $6.5 million of preferred dividend associated with the KKR convertible preferred equity issued at the end of May and a diluted share count of 763.3 million due to the accounting treatment of convertible preferred equity in periods of net losses.

Coty Inc.:
•FY20 reported loss per share of $(1.33) improved from $(5.04) in the prior year, and 4Q20 reported loss per share of $(1.01) improved from $(3.72) in the prior year.

•The FY20 adjusted EPS of $(0.48) decreased from $0.19 in the prior year, and 4Q20 adjusted EPS of $(0.46) declined from $0.03 in the prior year.

Operating Cash Flow (Coty Inc.)
•In FY20, net cash used in operating activities was $50.9 million, compared to net cash provided by operating activities of $639.6 million in the prior-year period. The decline in operating cash flow was driven by the decline in net income on a cash basis, with minimal contribution from receivables factoring, as well as inventory management.
•4Q20 operating cash outflow totaled $255.4 million compared to operating cash inflow of $188.2 million in the prior-year period, reflecting the decline in net income on a cash basis partially offset by working capital inflow primarily related to increased receivables.
•FY20 free cash outflow of $318.3 million declined from a free cash inflow of $213.0 million in the prior year, reflecting the operating cash flow decrease, partially offset by a $159.2 million decrease in capex. 4Q20 free cash outflow of $316.4 million declined from a free cash inflow of $92.5 million in the prior year driven by the operating cash flow decrease partially offset by a $35 million reduction in capex.

Net Debt (Coty Inc.)
•Net debt of $7,848.0 on June 30, 2020 increased by $442.6 million from the balance of $7,405.4 million on June 30, 2019, and decreased $299.4 million from the balance of $8,147.4 million on March 31, 2020. The net debt reduction from 3Q20 reflected the $750 million of gross proceeds from the issuance of convertible preferred equity to KKR, partially offset by free cash outflow and an $86.8 million FX headwind on the debt balance.

Cash and Cash Equivalents (Coty Inc.)
•Coty ended the year with $308.3 million in cash and cash equivalents after repaying $1,300 million of its $2,750.0 million revolving credit facility in 4Q20.

Fiscal 2020 Business Review by Segment (Continuing Operations)

Americas

	Three Months Ended June 30, 2020			Year Ended June 30, 2020
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$264.8	(52.2%)	(51.5)%	$1,771.0	(21.3%)	(21.5)%

	Reported	Adjusted		Reported	Adjusted
Operating Loss	$(128.5)	$(102.9)		$(164.8)	$(89.5)
Operating Margin	(48.5)%	(38.9)%		(9.3)%	(5.1)%

In FY20, Americas net revenues of $1,771.0 million or 38% of total Coty continuing operations, decreased by 21.3% versus the prior year. On a LFL basis, Americas net revenues decreased by 21.5%. Sales through the first half of the fiscal year were in line with our expectations, albeit pressured by a challenging mass beauty market coupled with shelf space losses within our mass beauty business. As the COVID-19 pandemic led to lockdowns and store closures beginning in March, sales came under significant pressure. Although we saw some recovery in sales off the April low, sales remained under pressure during both May and June. As a result, Americas reported a LFL net revenue decrease of 51.5% in 4Q20, with mass brands outperforming prestige brands as mass retailers remained open. While prestige retailers remained closed for much of the quarter and mass retailers saw decreased traffic and weakness in certain beauty categories, we continued to see demand shift to e-commerce, resulting in very strong e-commerce sell-out for both our mass and prestige brands off a smaller base.
During the quarter, we continued to make progress in our mass beauty business in the US, with our mass cosmetics brands gaining market share both off-line and online. CoverGirl US continued to see strength with its Clean Fresh launch, as well as very robust e-commerce growth, including continued market share gains on Amazon. In addition, Sally Hansen continued to generate very strong growth on and offline, supported in part by the Good.Kind.Pure launch, which has been the #1 color cosmetics launch since December 2019. We also saw strong relative performance by a number of our key prestige brands, with Gucci, Burberry and Tiffany growing share in the U.S.
The reported sales for the Americas segment benefited from the contribution from the Kylie Beauty partnership. During 4Q20, the brand was pressured due to the lockdown of its cosmetics third party manufacturer's fulfillment center during the majority of the quarter. However, Kylie Skin remained operable during the quarter, generating solid sales growth.
The Americas segment reported an operating loss of $164.8 million in FY20, compared to a reported operating loss of $1,474.5 million in the prior year. The FY20 adjusted operating loss was $89.5 million, down from adjusted operating income of $159.2 million in the prior year, driven by the reduced sales and resultant operating deleverage. The adjusted operating margin was (5.1)% versus 7.1% in the prior year. For 4Q20, the Americas segment reported an operating loss of $128.5 million, compared to a reported operating loss of $1,141.9 million in the prior-year period. For 4Q20, the adjusted operating loss was $102.9 million versus adjusted operating income of $51.0 million in the prior year. The 4Q20 adjusted operating margin was (38.9)% versus 9.2% in 4Q19.

EMEA

	Three Months Ended June 30, 2020			Year Ended June 30, 2020
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	$211.0	(68.2%)	(67.2%)	$2,308.6	(20.7%)	(18.5%)

	Reported	Adjusted		Reported	Adjusted
Operating Loss	$(318.0)	$(182.4)		$(248.4)	$(18.0)
Operating Margin	<(100%)	(86.4)%		(10.8)	(0.8)%

In FY20, EMEA net revenues of $2,308.6 million, or 49% of total Coty continuing operations, decreased by 20.7% versus the prior year. On a LFL basis, EMEA net revenues decreased 18.5% in FY20. Similar to the Americas regions, results were largely in line with expectations for much of the year, and started to decline sharply due to the COVID-19 pandemic. Although the EMEA segment has seen monthly sequential improvement in trends since April, sales remained under significant pressure throughout 4Q20. This resulted in a 4Q20 LFL decline of 67.2% for the EMEA segment.
Despite the very tough market conditions, in our mass beauty business, we continued to gain market share with Rimmel in the U.K., as well as Bruno Banani in Germany and Poland. In our prestige business, we continued to gain market share in the region during 4Q20. In addition, both our prestige and mass businesses saw double- to triple-digit e-commerce sell-out growth across the region in 4Q20 off a smaller base.
Reported operating loss was $248.4 million in FY20 versus a reported operating loss of $1,344.1 million in the prior year. The FY20 adjusted operating loss of $18.0 million decreased from adjusted operating income of $253.3 million in the prior year, driven by the lower sales and resultant operating deleverage. For FY20, the adjusted operating margin declined to (0.8%) from 8.7% in FY19. For 4Q20, the reported operating loss was $318.0 million versus a reported operating loss of $1,070.8 million in the prior year. The adjusted operating loss of $182.4 million in 4Q20 decreased from an adjusted operating income of $56.0 million in 4Q19. For 4Q20, the adjusted operating margin declined to (86.4%) versus 8.4% in the prior year.

Asia Pacific

	Three Months Ended June 30, 2020			Year Ended June 30, 2020
	Actual	Reported Basis YoY	Organic (LFL)	Actual	Reported Basis YoY	Organic (LFL)
Net Revenues	84.6	(59.0%)	(57.5%)	582.7	(24.4%)	(22.4%)

	Reported	Adjusted		Reported	Adjusted
Operating Loss	(56.7)	(50.4)		(74.0)	(49.0)
Operating Margin	(67.0)%	(59.6)%		(12.7)%	(8.4)%

FY20 Asia Pacific net revenues of $582.7 million, or 12% of total Coty continuing operations, decreased 24.4% on a reported basis and declined 22.4% LFL. The decline was largely the result of the COVID-19 pandemic, which began impacting the region, particularly China and Travel Retail, earlier than other regions. During 4Q20, LFL trends improved sequentially each month since bottoming in April, though continued to be under significant pressure. As a result, 4Q20 Asia Pacific net revenues on a LFL basis decreased 57.5%.
While monthly sales trends in China continued to improve with each month from the February trough, sales in the country were weighed down by a higher exposure to brick & mortar retailers. Travel Retail sales also remained pressured in the region.
Reported operating loss in FY20 of $74.0 million compared to reported operating loss of $253.1 million in the prior year. The FY20 adjusted operating loss of $49.0 million declined from adjusted operating income of $61.7 million in the prior year, fueled by the operating deleverage on the declining sales. The FY20 adjusted operating margin of (8.4)% declined from 8.0% in the prior year. For 4Q20, the reported operating loss was $56.7 million versus a reported operating loss of $212.4 million in the prior-year period. The adjusted operating loss of $50.4 million in 4Q20 decreased from an adjusted operating income of $18.6 million in 4Q19. For 4Q20, the adjusted operating margin declined to (59.6)% from 9.0% in the prior year.

Fourth Quarter Fiscal 2020 Business Review by Channel

Continuing Operations

	Three Months Ended June 30
	Net Revenues		Change
(in millions)	2020	2019	Reported Basis	Organic (LFL)
Luxury	$219.4	$754.6	(71)%	(73)%
Consumer Beauty	340.7	751.4	(55)%	(48)%
Corporate	0.3	0.2	NM	NM
Total	$560.4	$1,506.2	(63)%	(61)%

	Year Ended June 30
	Net Revenues		Change
(in millions)	2020	2019	Reported Basis	Organic (LFL)
Luxury	$2,606.4	$3,294.3	(21)%	(23)%
Consumer Beauty	2,111.0	2,993.3	(29)%	(23)%
Corporate	0.4	0.3	NM	NM
Total	$4,717.8	$6,287.9	(25)%	(23)%

Luxury

•FY20 Luxury net revenues of $2,606.4, or approximately 55% of Coty continuing operations, declined 20.9% as reported and declined 23.2% LFL. 4Q20 Luxury net revenues of $219.4 million, or approximately 39% of Coty continuing operations, declined 70.9% as reported and declined 73.3% LFL, with the reported sales aided by the inclusion of Kylie Beauty sales in the current quarter. Luxury experienced significant pressure during 4Q20 with many of the channels closed during a meaningful portion of the quarter, including department stores, perfumeries, specialty retailers, and travel retail. As retailers opened their doors, trends improved from the April low, but continued to be pressured. However, as consumer purchases shifted to e-commerce channels, e-commerce accounted for approximately 30% of Luxury sales in 4Q20. Kylie cosmetics sales in the quarter were pressured by the closure and ensuing supply constraints of the brand's third party partner, while Kylie skincare sales grew solidly supported by strong activations as well as the launch of the brand at Douglas in Europe.

Consumer Beauty
•FY20 Consumer Beauty net revenues of $2,111.0, or approximately 45% of Coty continuing operations, declined 29.5% as reported and declined 23.4% LFL. 4Q20 Consumer Beauty net revenues of $340.7 million, or approximately 61% of Coty continuing operations, declined 54.7% as reported and declined 47.9% LFL, with the reported sales decline pressured by the inclusion of Younique revenues in the prior year period. Sales in this channel were pressured in 4Q20, as traffic to mass retailers and drugstores remained subdued globally, and consumers continued to emphasize purchasing of more essential personal care categories, resulting in underperformance for the color cosmetics category. At the same time, Coty saw significant growth in e-commerce sell-out across brick & click and pureplay e-retailers, including strong market share gains on Amazon in the U.S., U.K., and Germany. As a result, e-commerce accounted for approximately 10% of Consumer Beauty revenues in 4Q20.

Discontinued Operations

	Three Months Ended June 30,
	Net Revenues		Change
(in millions)	2020	2019	Reported Basis	Organic (LFL)
Wella Business	$361.6	$609.3	(41)%	(41)%

	Year Ended June 30,
	Net Revenues		Change
(in millions)	2020	2019	Reported Basis	Organic (LFL)
Wella Business	$2,020.1	$2,360.6	(14)%	(16)%

Wella Business
•FY20 Wella net revenues of $2,020.1 million declined 14.4% as reported and declined 15.9% LFL, while 4Q20 net revenues of $361.6 million declined 40.6% as reported and LFL due to a significant amount of salon door closures throughout much of the quarter, which meaningfully hurt sales for both Professional Hair and Nail products, partially offset by growing demand for Retail Hair products for at-home hair coloring.

Noteworthy Company Developments

Other noteworthy company developments include:

•On May 28, 2020, Coty announced the appointment of Gordon von Bretten as Chief Transformation Officer to assist Coty leadership in accelerating and amplifying the transformational journey the company has started.
•On June 1, 2020, Coty announced the signing of a definitive agreement with KKR. Under this definitive agreement, Coty and KKR have entered into a strategic transaction for Coty's Professional and Retail Hair business ("Wella"), valuing the businesses at $4.3 billion on cash- and debt-free basis. KKR will own 60% of the separately managed entity, while Coty will own the remaining 40%.
•On June 29, 2020, Coty announced a strategic relationship with Kim Kardashian West, under which Coty will acquire a 20% interest in Ms. Kardashian West's beauty business for $200 million and gain a license for new beauty categories. The acquisition is expected to close in 3Q21.
•On July 2, 2020, Coty announced the appointment of Sue Y. Nabi as Chief Executive Officer effective September 1, 2020, while Peter Harf will be elevated to the role of Executive Chairman and will work closely with Ms. Nabi to lead Coty's transformation.
•On July 9, 2020, Coty announced the strengthening of its Executive Committee, with the addition of Sue Y. Nabi, Princess Anna of Bavaria, who will be joining Coty as Chief Corporate Affairs Officer, and Kristin Blazewicz, Chief Legal Officer and General Counsel, effective September 1, 2020.

Conference Call
Coty Inc. will host a conference call at 8:00 a.m. (ET) today, August 27, 2020 to discuss its results. The dial-in number for the call is (866) 834-4311 in the U.S. or (720) 405-2213 internationally (conference passcode number: 4595253). The live audio webcast and presentation slides will be available at http://investors.coty.com. The conference call will be available for replay.

For more information:
Investor Relations
Olga Levinzon, +1 212 389-7733
olga_levinzon@cotyinc.com
Media
Lisa Kessler, +917 - 348 - 3373
Lisa_Kessler@cotyinc.com

Arnaud Leblin, + 33 1 58 71 72 00
Arnaud_Leblin@cotyinc.com

About Coty Inc.
Coty is one of the world’s largest beauty companies with an iconic portfolio of brands across fragrance, color cosmetics, hair color and styling, and skin and body care. Coty is the global leader in fragrance, a strong number two in professional hair color & styling, and number three in color cosmetics. Coty’s products are sold in over 150 countries around the world. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment. For additional information about Coty Inc., please visit www.coty.com.
Forward Looking Statements
Certain statements in this Earnings Release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the "Transformation Plan"), strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the sale of the Professional and Retail Hair business, including the Wella, Clairol, OPI and ghd brands (the “Wella Business”) and the investment by Rainbow UK Bidco Limited ((“KKR Bidco”) an affiliate of funds and/or separately managed accounts advised and/or managed by Kohlberg Kravis Roberts & Co. L.P. and its affiliates (collectively, "KKR")) in connection with the standalone business (the “Wella Transaction”), including timing of the Wella Transaction and the use of proceeds from the Wella Transaction, the Company’s future operations and strategy, ongoing and future cost efficiency and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof), investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnership with Kylie Jenner and the announced pending transaction with Kim Kardashian West, future cash flows, liquidity and borrowing capacity, timing and size of cash outflows and debt deleveraging, the availability of local government funding or reimbursement programs in connection with COVID-19 (including expected timing and amounts), the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan, including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, supply chain changes, e-commerce and digital initiatives, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:
•the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company's ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;
•the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operating and organizational changes, and the initiatives to further reduce the Company's cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) within the expected time frame or at all;
•the timing, costs and impacts of the Wella Transaction or other divestitures, and the amount and use of proceeds from any such transactions;
•the Company's ability to successfully implement the separation of the Wella Business;
•the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s existing beauty business, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);
•use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of acquired assets and liabilities associated with acquisitions;
•the impact of any future impairments;
•managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company's response to COVID-19, the Transformation Plan, the Wella Transaction and related transition services, the integration of the King Kylie Transaction, and future strategic initiatives, and, in particular, the

Company's ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;
•future divestitures and the impact thereof on, and future acquisitions (including the pending transaction with Kim Kardashian West), new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company's cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;
•increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sells its products and the Company’s ability to respond to such changes;
•the Company and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in its and their respective businesses, protect its and their respective reputations (including those of its and their executives or influencers), public goodwill, and defend claims by third parties for infringement of intellectual property rights;
•any change to the Company’s capital allocation and/or cash management priorities, including any change in the Company’s dividend policy or, if the Company's Board declares dividends, the Company's stock dividend reinvestment program;
•any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;
•the Company’s international operations and joint ventures, including enforceability and effectiveness of its joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;
•the Company's dependence on certain licenses (especially in the fragrance category) and the Company's ability to renew expiring licenses on favorable terms or at all;
•the Company's dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers;
•administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
•global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and business or market disruption arising from a "hard Brexit"), the current U.S. administration and upcoming election, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;
•currency exchange rate volatility and currency devaluation;
•the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. (the “Cottage Tender Offer”)and product liability cases (including asbestos);
•the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;
•disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, the Wella Transaction and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;
•restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, its ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;
•increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;
•the Company's ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;
•the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;
•the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;
•the Company’s relationship with Cottage Holdco B.V., as the Company’s majority stockholder, and its affiliates, and any related conflicts of interest or litigation;
•the Company’s relationship with KKR, whose affiliates KKR Rainbow Aggregator L.P. and KKR Bidco are respectively a significant stockholder in Coty and an investor in the Wella Business, and any related conflicts of interest or litigation;
•future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and
•other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.
When used herein, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation”. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other periodic reports the Company has filed and may file with the SEC from time to time.
All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.
Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures
The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues, organic like-for-like (LFL) net revenues, adjusted gross profit and adjusted operating income.
The Company presents period-over-period comparisons of net revenues on a constant currency basis as well as on an organic (LFL) basis. The Company believes that organic (LFL) better enables management and investors to analyze and compare the Company's net revenues performance from period to period. For the periods described in this release, the term “like-for-like” describes the Company's core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until we have twelve months of comparable financial results, (ii) the divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable. For a reconciliation of organic (LFL) period-over-period, see the table entitled “Reconciliation of Reported Net Revenues to Like-For-Like Net Revenues”.
The Company presents operating income, operating income margin, gross profit, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted” (collectively the Adjusted Performance Measures). The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.
Adjusted operating income from continuing operations excludes restructuring costs and business structure realignment programs, amortization, acquisition- and divestiture-related costs and acquisition accounting impacts, asset impairment charges and other adjustments as described below. We do not consider these items to be reflective of our core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign our operating structure and integrate new acquisitions, and exclude divestitures, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense as described below and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by our management in assessing our operating performance period-to-period.
Adjusted Performance Measures reflect adjustments based on the following items:
•Costs related to acquisition and divestiture activities: The Company excludes acquisition- and divestiture-related costs and the accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. Additionally, for divestitures, the Company excludes write-offs of assets that are no longer recoverable and contract related costs due to the divestiture. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and divestitures, and the maturities of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions or divestitures.

•Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the referenced expenses from the non-GAAP financial measures, management is able to further evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
•Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Loss/(Gain) on divestitures and sale of brand assets: The Company excludes the impact of Loss/(gain) on divestitures and sale of brand assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the size of divestitures. Our management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of our operating performance.
•Interest (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing-related forward contracts, as well as debt financing transaction costs as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.
•Other expense: The Company excludes the impact of costs incurred for legal and advisory services rendered in connection with the evaluation of the tender offer initiated by certain of our shareholders. Our management believes these costs do not reflect our underlying ongoing business, and the adjustment of such costs helps investors and others compare and analyze performance from period to period. We have also excluded the impact of pension curtailment (gains) and losses and pension settlements as such events are triggered by our restructuring and other business realignment activities and the amount of such charges vary significantly based on the size and timing of the programs.
•Loss on early extinguishment of debt: We have excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Noncontrolling interest: This adjustment represents the after-tax impact of the non-GAAP adjustments included in Net income attributable to noncontrolling interests based on the relevant non-controlling interest percentage.
•Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments is based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.
The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross profit to gross profit, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate to effective tax rate, see the table entitled

“Reconciliation of Reported Income (Loss) Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes and Adjusted Effective Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income (loss), see the table entitled “Reconciliation of Reported Net Income (Loss) to Adjusted Net Income.”
The Company also presents free cash flow, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt and immediate liquidity. Management believes that these measures are useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow is defined as net cash provided by operating activities, less capital expenditures, adjusted EBITDA is defined as adjusted operating income less depreciation and net debt is defined as total debt less cash and cash equivalents. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” for adjusted EBITDA, see the table entitled “Reconciliation of Adjusted Operating Income to Adjusted EBITDA” and for net debt, see the table entitled “Reconciliation of Total Debt to Net Debt.” Further, our immediate liquidity is defined as the sum of available cash and cash equivalents and available borrowings under our Revolving Credit Facility (please see table "Immediate Liquidity").
These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,			Quarter Ended June 30,
(in millions, except per share data)	2020	2019	2018	2020	2019
Net revenues	$4,717.8	$6,287.9	$6,841.8	$560.4	$1,506.2
Cost of sales	1,991.2	2,498.5	2,718.2	336.2	588.4
as % of Net revenues	42.2%	39.7%	39.7%	60.0%	39.1%
Gross profit	2,726.6	3,789.4	4,123.6	224.2	917.8
Gross margin	57.8%	60.3%	60.3%	40.0%	60.9%

Selling, general and administrative expenses	3,120.0	3,467.9	3,807.1	638.9	819.6
as % of Net revenues	66.1%	55.2%	55.6%	114.0%	54.4%
Amortization expense	233.1	246.7	244.3	62.5	59.4
Restructuring costs	130.2	34.2	134.9	4.7	—
Acquisition-and divestiture- related costs	157.3	—	64.2	72.0	—
Asset impairment charges	434.0	3,729.0	—	393.6	2,783.2
Loss (gain) on divestitures and sale of brand assets	(111.5)	—	28.6	(27.0)	—
Operating loss	(1,236.5)	(3,688.4)	(155.5)	(920.5)	(2,744.4)
as % of Net revenues	(26.2%)	(58.7%)	(2.3%)	(164.3%)	(182.2%)
Interest expense, net	242.7	225.2	200.6	57.4	57.1
Loss from continuing operations before income taxes	(1,467.6)	(3,945.4)	(394.5)	(962.3)	(2,807.3)
as % of Net revenues	(31.1%)	(62.7%)	(5.8%)	(171.7%)	(186.4%)
Benefit for income taxes on continuing operations	(377.7)	(54.8)	(32.2)	(260.7)	(24.2)
Loss from continuing operations	(1,089.9)	(3,890.6)	(362.3)	(701.6)	(2,783.1)
as % of Net revenues	(23.1%)	(61.9%)	(5.3%)	(125.2%)	(184.8%)
Net income (loss) from discontinued operations	87.2	121.0	234.5	(76.6)	(16.4)
Net loss	(1,002.7)	(3,769.6)	(127.8)	(778.2)	(2,799.5)
Net income (loss) attributable to noncontrolling interests	4.7	2.5	2.0	(4.8)	(1.6)
Net income (loss) attributable to redeemable noncontrolling interests	(0.7)	12.1	39.0	(7.1)	1.5
Net loss attributable to Coty Inc.	$(1,006.7)	$(3,784.2)	$(168.8)	$(766.3)	$(2,799.4)
Amounts attributable to Coty Inc.
Net loss from continuing operations	$(1,093.9)	$(3,905.2)	$(403.3)	$(689.7)	$(2,783.0)
Convertible Series B Preferred Stock dividends	(6.5)	—	—	(6.5)	—
Loss from continuing operations attributable to common stockholders	$(1,100.4)	$(3,905.2)	$(403.3)	$(696.2)	$(2,783.0)
Net Income (loss) from discontinued operations	87.2	121.0	234.5	(76.6)	(16.4)
Net loss attributable to common stockholders	$(1,013.2)	$(3,784.2)	$(168.8)	$(772.8)	$(2,799.4)

Net loss attributable to Coty Inc. per common share:
Basic for Continuing Operations	$(1.45)	$(5.20)	$(0.54)	$(0.91)	$(3.70)
Diluted for Continuing Operations	$(1.45)	$(5.20)	$(0.54)	$(0.91)	$(3.70)
Basic for Coty Inc	$(1.33)	$(5.04)	$(0.23)	$(1.01)	$(3.72)
Diluted for Coty Inc.	$(1.33)	$(5.04)	$(0.23)	$(1.01)	$(3.72)
Weighted-average common shares outstanding:
Basic	759.1	751.2	749.7	763.3	751.6
Diluted	759.1	751.2	749.7	763.3	751.6

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS
These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Year Ended June 30, 2020
	CONTINUING OPERATIONS			DISCONTINUED OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$4,717.8	$—	$4,717.8	$2,020.1
Gross profit	2,726.6	14.5	2,741.1	1,330.4
Gross margin	57.8%		58.1%	65.9%
Operating (loss) income	(1,236.5)	1,074.8	(161.7)	323.1
as % of Net revenues	(26.2%)		(3.4%)	16.0%
Net (loss) income	(1,100.4)	736.2	(364.2)	171.5
as % of Net revenues	(23.3%)		(7.7%)
	COTY INC.
Net loss attributable to Coty Inc.	(1,013.2)	820.5	(192.7)

EPS (diluted)	$(1.33)		$(0.25)

	Year Ended June 30, 2019
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$6,287.9	$—	$6,287.9	$2,360.6
Gross profit	3,789.4	9.3	3,798.7	1,552.7
Gross margin	60.3%		60.4%	65.8%
Operating income (loss)	(3,688.4)	4,179.2	490.8	458.9
as % of Net revenues	(58.7%)		7.8%	19.4%
Net (loss) income	(3,905.2)	4,049.4	144.2	343.4
as % of Net revenues	(62.1%)		2.3%
	COTY INC.
Net (loss) income attributable to Coty Inc.	(3,784.2)	4,271.8	487.6

EPS (diluted)	$(5.04)		$0.65

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS. contd.
These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended June 30, 2020
	CONTINUING OPERATIONS			DISCONTINUED OPERATIONS
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$560.4	$—	$560.4	$361.7
Gross profit	224.2	3.3	227.5	231.8
Gross margin	40.0%		40.6%	64.1%
Operating (loss) income	(920.5)	585.2	(335.3)	16.9
as % of Net revenues	<(100%)		(59.8%)	4.7%
Net (loss) income	(696.2)	342.5	(353.7)	(33.0)
as % of Net revenues	<(100%)		(63.1%)
	COTY INC.
Net (loss) income attributable to Coty Inc.	(772.8)	386.1	(386.7)

EPS (diluted)	$(1.01)		$(0.51)

	Three Months Ended June 30, 2019
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Adjusted (Non-GAAP)
Net revenues	$1,506.2	$—	$1,506.2	$609.2
Gross profit	917.8	(2.6)	915.2	398.1
Gross margin	60.9%		60.8%	65.3%
Operating (loss) income	(2,744.4)	2,870.6	126.2	130.9
as % of Net revenues	<(100%)		8.4%	21.5%
Net (loss) income	(2,783.0)	2,805.4	22.4	101.2
as % of Net revenues	<(100%)		1.5%
	COTY INC.
Net (loss) income attributable to Coty Inc.	(2,799.4)	2,923.0	123.6

EPS (diluted)	$(3.72)		$0.16

(a) See “Reconciliation of Reported Operating (Loss) Income to Adjusted Operated Income” and “Reconciliation of Reported Net (Loss) Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING (LOSS) INCOME

CONTINUING OPERATIONS	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2020	2019	Change	2020	2019	Change
Reported Operating Loss	$(920.5)	$(2,744.4)	66%	$(1,236.5)	$(3,688.4)	66%
% of Net revenues	<(100%)	<(100%)		(26.2%)	(58.7%)
Asset impairment charges (a)	393.6	2,783.2	(86%)	434.0	3,729.0	(88%)
Amortization expense (b)	62.5	59.4	5%	233.1	246.7	(6%)
Restructuring and other business realignment costs (c)	84.1	28.0	>100%	361.9	203.5	78%
Acquisition- and divestiture-related costs (d)	72.0	—	N/A	157.3	—	N/A
(Gain) loss on divestitures and sale of brand assets(e)	(27.0)	—	N/A	(111.5)	—	N/A
Total adjustments to reported operating loss	585.2	2,870.6	(80%)	1,074.8	4,179.2	(74%)
Adjusted operating (loss) Income	$(335.3)	$126.2	<(100%)	$(161.7)	$490.8	<(100%)
% of Net revenues	(59.8%)	8.4%		(3.4%)	7.8%

(a) In the three months ended June 30, 2020, we incurred asset impairment charges of $393.6 primarily related to other indefinite-lived intangible assets in Corporate, and goodwill in the EMEA segment. In the three months ended June 30, 2019 we incurred asset impairment charges of $2,783.2 primarily related to goodwill and other indefinite-lived intangible assets, mainly in the mass category brands.
In fiscal 2020, we incurred asset impairment charges of $434.0 primarily related to other indefinite-lived intangible assets in Corporate, and goodwill in the EMEA segment. In fiscal 2019, we incurred 3,729.0 of asset impairment charges primarily due to: $3,307.5 related to goodwill; $389.8 related to indefinite-lived other intangible assets; $19.7 on finite-lived other intangible assets; and $12.0 related to a Corporate investment recorded during fiscal 2019.
(b) In the three months ended June 30, 2020, amortization expense increased to $62.5 from $59.4 in the three months ended June 30, 2019. In the three months ended June 30, 2020, amortization expense of $25.6, $30.6 and $6.3 was reported in the Americas, EMEA and Asia Pacific segments, respectively. In the three months ended June 30, 2019, amortization expense of $9.4, $34.2, $7.0 and $8.8 was reported in the Americas, EMEA, Asia Pacific and Other segments, respectively.
In fiscal 2020, amortization expense increased to $233.1 from $246.7 in fiscal 2019. In fiscal 2020, amortization expense of $75.3, $125.4, $25.0, and $7.4 were reported in the Americas, EMEA, Asia Pacific, and Other segments, respectively. In fiscal 2019, amortization expense of $53.9, $133.3, $24.6, and $34.9 were reported in the Americas, EMEA, Asia Pacific, and Other segments, respectively.
(c) In the three months ended June 30, 2020, we incurred restructuring and other business structure realignment costs of $84.1. We incurred restructuring costs of $4.7 primarily related to the Transformation Plan, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $79.4 primarily related to Global Integration Activities and our Transformation Plan. Of this amount, $76.1 is included in selling, general and administrative expenses and $3.3 is included in cost of sales. In the three months ended June 30, 2019, we incurred business structure realignment costs of $28.0 million, primarily related to Global Integration Activities and our Transformation Plan. Of this amount, $30.6 is included in selling, general and administrative expenses and $(2.6) is included in cost of sales.
In fiscal 2020, we incurred restructuring and other business structure realignment costs of $361.9. We incurred restructuring costs of $130.2 primarily related to our Transformation Plan and certain other programs. The other business structure realignment costs of $231.7 include $217.2 reported in selling, general and administrative expenses, primarily related to severance, consulting costs and accelerated depreciation costs; and $14.5 reported in cost of sales in the Consolidated Statement of Operations. In fiscal 2019, we incurred restructuring and other business structure realignment costs of $203.5 million. We incurred restructuring costs of $34.2 primarily related to the Global Integration Activities and 2018 Restructuring Actions, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $169.3 primarily related to our Global Integration Activities and Transformation Plan. Of this amount, $160.0 is included in selling, general and administrative expenses and $9.3 is included in cost of sales.
(d) In the three months ended June 30, 2020, we incurred acquisition and divestiture related costs of $72.0 million primarily related to the Wella Business sale and other contract related costs, the King Kylie Transaction and the pending Kim Kardashian West transaction. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. In the three months ended June 30, 2019, we did not incur any acquisition and divestiture related costs.
In fiscal 2020, we incurred $157.3 million in acquisition- and divestiture-related costs, of which $19.7 were consulting and legal costs associated with the King Kylie Transaction and the pending Kim Kardashian West transaction, and $137.6 associated with the Wella Transaction and other contract related costs. In fiscal 2019, we did not incur any acquisition and divestiture related costs.
(e)In the three months ended June 30, 2020, as a result of the divestiture of Younique in the first quarter, we recorded income of $27.0 included in (gain) loss on divestitures and sale of brand assets included in the Consolidated Statements of Operations. In the three months ended June 30, 2019, we did not incur a (gain) loss on divestitures and sale of brand assets.
In fiscal 2020, we completed the divestiture of Younique resulting in income of $111.5 included in (gain) loss on divestitures and sale of brand assets included in the Consolidated Statements of Operations. In fiscal 2019, we did not incur a (gain) loss on divestitures and sale of brand assets.

RECONCILIATION OF REPORTED OPERATING (LOSS) INCOME TO ADJUSTED OPERATING (LOSS) INCOME

COTY INC.	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2020	2019	Change	2020	2019	Change
Reported operating loss	$(920.9)	$(2,731.7)	66%	$(1,018.3)	$(3,471.5)	71%
Asset impairment charges (a)	393.6	2,874.2	(86%)	434.0	3,851.9	(89%)
Amortization expense (b)	79.9	85.8	(7%)	328.6	353.5	(7%)
Restructuring and other business realignment costs (c)	84.0	28.8	>100%	371.3	215.8	72%
Acquisition- and divestiture-related costs (d)	72.0	—	N/A	157.3	—	N/A
(Gain) loss on divestitures and sale of brand assets(e)	(27.0)	—	N/A	(111.5)	—	N/A
Total adjustments to reported operating loss	602.5	2,988.8	(80%)	1,179.7	4,421.2	(73%)
Adjusted operating (loss) Income	$(318.4)	$257.1	<(100%)	$161.4	$949.7	(83%)

(a) In the three months ended June 30, 2020, we incurred asset impairment charges of $393.6 primarily due to related to other indefinite-lived intangible assets in Corporate, and goodwill in the EMEA segment. In the three months ended June 30, 2019 we incurred asset impairment charges of $2,874.2 primarily related to goodwill and other indefinite-lived intangible assets, mainly in the mass category brands.
In fiscal 2020, we incurred asset impairment charges of $434.0 primarily due to related to other indefinite-lived intangible assets in Corporate, and goodwill in the EMEA segment. In fiscal 2019, we incurred $3,851.9 of asset impairment charges primarily related to goodwill and other indefinite-lived intangible assets, mainly in the mass category brands.
(b) In the three months ended June 30, 2020, amortization expense decreased to $79.9 from $85.8 in the three months ended June 30, 2019. In the three months ended June 30, 2020, amortization expense of $25.6 $30.6 $6.3 and $17.4 was reported in the Americas, EMEA, Asia Pacific segments and discontinued operations, respectively. In the three months ended June 30, 2019, amortization expense of $9.4 $34.2 $7.0 $8.8 and $26.4 was reported in the Americas, EMEA, Asia Pacific and Other segments, and discontinued operations respectively.
In fiscal 2020, amortization expense decreased to $328.6 from $353.5 in fiscal 2019. In fiscal 2020, amortization expense of $75.3, $125.4, $25.0 $7.4 and $95.5 were reported in the Americas, EMEA, Asia Pacific, Other segments, and discontinued operations respectively. In fiscal 2019, amortization expense of $53.9, $133.4, $24.6, $34.8 and $106.8 were reported in the Americas, EMEA, Asia Pacific, and Other segments, and discontinued operations respectively.
(c) In the three months ended June 30, 2020, we incurred restructuring and other business structure realignment costs of $84.0. We incurred restructuring costs of $3.4 primarily related to the Transformation Plan. We incurred business structure realignment costs of $80.6 primarily related to Global Integration Activities and our Transformation Plan. Of this amount, $77.3 is included in selling, general and administrative expenses and $3.3 is included in cost of sales. In the three months ended June 30, 2019, we incurred restructuring and other business structure realignment costs of $28.8. We incurred restructuring costs of $0.5 primarily related to the 2018 Restructuring Actions, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $28.3 primarily related to Global Integration Activities and our Transformation Plan. Of this amount, $30.9 is included in selling, general and administrative expenses and $(2.6) is included in cost of sales.
In fiscal 2020, we incurred restructuring and other business structure realignment costs of $371.3. We incurred restructuring costs of $137.7 primarily related to the Transformation Plan. We incurred business structure realignment costs of $233.6 primarily related to our Global Integration Activities and Transformation Plan. Of this amount $219.1 is included in selling, general and administrative expenses, $14.5 is included in cost of sales. In fiscal 2019, we incurred restructuring and other business structure realignment costs of $215.8. We incurred restructuring costs of $44.2 primarily related to the Global Integration Activities and 2018 Restructuring Actions, included in the Consolidated Statements of Operations. We incurred business structure realignment costs of $171.6 primarily related to our Global Integration Activities and Transformation Plan. Of this amount $162.2 is included in selling, general and administrative expenses, $9.4 is included in cost of sales.
(d) In the three months ended June 30, 2020, we incurred acquisition and divestiture related costs of $72.0 primarily related to the Wella Business sale and other contract related costs, the King Kylie Transaction, and the pending Kim Kardashian West transaction. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. In the three months ended June 30, 2019, we did not incur any acquisition and divestiture related costs.
In fiscal 2020, we incurred acquisition and divestiture related costs of $157.3 primarily related to the Wella Business sale and other contract related costs, the King Kylie Transaction, and the pending Kim Kardashian West transaction. These costs may include finder’s fees, legal, accounting, valuation, and other professional or consulting fees, and other internal costs which may include compensation related expenses for dedicated internal resources. In fiscal 2019, we did not incur any acquisition and divestiture related costs.
(e)In the three months ended June 30, 2020, as a result of the divestiture of Younique in the first quarter, we recorded income of $27.0 included in (gain) loss on divestitures and sale of brand assets. In the three months ended June 30, 2019, we did not incur a (gain) loss on divestitures and sale of brand assets.
In fiscal 2020, we completed the divestiture of Younique resulting in income of $111.5 included in (gain) loss on divestitures and sale of brand assets. In fiscal 2019, we did not incur a (gain) loss on divestitures and sale of brand assets.

(a)RECONCILIATION OF REPORTED LOSS BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED (LOSS) INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR CONTINUING OPERATIONS

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported loss before income taxes	(962.3)	$(260.7)	27.1%	(2,807.3)	$(24.2)	0.9%
Adjustments to reported operating loss (a)(b)	585.2	224.8		2,870.6	58.3
Other adjustments (b) (c)	(16.3)	(3.1)		(1.7)	1.5
Adjusted (loss) income before income taxes	$(393.4)	$(39.0)	9.9%	$61.6	$35.6	57.8%

The adjusted effective tax rate was 9.9% for the three months ended June 30, 2019 compared to 57.8% for the three months ended June 30, 2018. The difference was primarily due to the jurisdictional mix of income.

	Year Ended June 30, 2020			Year Ended June 30, 2019
(in millions)	(Loss)/ income before income taxes	(Benefit) provision for income taxes	Effective tax rate	(Loss)/ income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported loss before income taxes	$(1,467.6)	$(377.7)	25.7%	$(3,945.4)	$(54.8)	1.4%
Adjustments to reported operating loss (a) (b)	1,074.8	320.8		4,179.2	123.8
Other adjustments (b) (c)	(16.3)	(3.1)		11.0	2.3
Adjusted (loss) income before income taxes	$(409.1)	$(60.0)	14.7%	$244.8	$71.3	29.1%

(a)See a description on adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating (Loss) Income”.
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) See "Reconciliation of Reported Net (Loss) Income to Adjusted Net (Loss) Income."
The adjusted effective tax rate was 14.7% compared to 29.1% in the prior-year period. The differences were primarily due additional foreign uncertain tax positions recorded in the prior period.

(a)RECONCILIATION OF REPORTED LOSS BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED (LOSS) INCOME BEFORE INCOME TAXES AND ADJUSTED EFFECTIVE TAX RATES FOR COTY INC.

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
(in millions)	(Loss) income before income taxes	(Benefit) Provision for income taxes	Effective tax rate	(Loss) income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported loss before income taxes	$(974.7)	$(196.5)	20.2%	$(2,808.9)	$(9.4)	0.3%
Adjustments to Reported Operating Loss(a)(b)	602.5	198.5		2,988.8	58.9
Other adjustments(b) (c)	(16.3)	(3.1)		(1.7)	1.5
Adjusted (loss) income before income taxes	$(388.5)	$(1.1)	0.3%	$178.2	$51.0	28.6%

The adjusted effective tax rate was 0.3% for the three months ended June 30, 2020 compared to 28.6% for the three months ended June 30, 2019. The difference was primarily due to the jurisdictional mix of income.

	Year Ended June 30, 2020			Year Ended June 30, 2019
(in millions)	(Loss)/ income before income taxes	(Benefit) provision for income taxes	Effective tax rate	(Loss)/ income before income taxes	(Benefit) provision for income taxes	Effective tax rate
Reported loss before income taxes	$(1,298.2)	$(295.5)	22.8%	$(3,778.1)	$(8.5)	0.2%
Adjustments to reported operating loss (a) (b)	1,179.7	341.4		4,421.2	143.4
Other adjustments (b) (c)	(16.3)	(3.1)		11.0	2.3
Adjusted (loss) income before income taxes	$(134.8)	$42.8	(31.8%)	$654.1	$137.2	21.0%

(a)See a description on adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating (Loss) Income”.
(b)The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.
(c) See "Reconciliation of Reported Net (Loss) Income to Adjusted Net (Loss) Income."
The adjusted effective tax rate was (31.8%) compared to 21.0% in the prior-year period. The differences were primarily due additional foreign uncertain tax positions recorded in the prior period.

RECONCILIATION OF REPORTED NET LOSS TO ADJUSTED NET (LOSS) INCOME FOR CONTINUING OPERATIONS

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2020	2019	Change	2020	2019	Change
Reported Net Loss Attributable to Coty Inc.	$(696.2)	$(2,783.0)	75%	$(1,100.4)	$(3,905.2)	72%
% of Net revenues	<(100%)	<(100%)		(23.3%)	(62.1%)
Adjustments to Reported Operating Loss (a)	585.2	2,870.6	(80%)	1,074.8	4,179.2	(74%)
Adjustments to other (income) expense (b)	(16.3)	(1.7)	<(100%)	(16.3)	11.0	<(100%)
Adjustments to noncontrolling interest expense (c)	(4.7)	(3.7)	(27%)	(4.6)	(14.7)	69%
Change in tax provision due to adjustments to Reported Net Income (Loss) Attributable to Coty Inc.	(221.7)	(59.8)	<(100%)	(317.7)	(126.1)	<(100%)
Adjusted Net (Loss) Income Attributable to Coty Inc.(d)	$(353.7)	$22.4	<(100%)	$(364.2)	$144.2	<(100%)
% of Net revenues	(63.1%)	1.5%		(7.7%)	2.3%

Per Share Data
Adjusted weighted-average common shares
Basic	763.3	751.6		759.1	751.2
Diluted	763.3	758.1		759.1	754.3
Adjusted Net (Loss) Income Attributable to Coty Inc. per Common Share(d)
Basic	$(0.46)	$0.03		$(0.48)	$0.19
Diluted	$(0.46)	$0.03		$(0.48)	$0.19

(a) See a description of adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating (Loss) Income”.
(b) In fiscal 2020, the Company had gains of $14.6 primarily related to pension curtailment gains as a result of the Transformation plan, which significantly reduced the expected years of future service for employees participating in our non-U.S. pension plans. In fiscal 2019, the Company incurred legal and advisory services of $16.1 rendered in connection with the evaluation of the tender offer initiated by certain of our shareholders, partially offset by pension curtailment gains of $5.1 as a result of the Global Integration Activities, which significantly reduced the expected years of future service for employees participating in our non-U.S. pension plans.
(c) The amounts represent the after-tax impact of the non-GAAP adjustments included in Net (Loss) income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Consolidated Statements of Operations.
(d) The Adjusted Net (Loss) Income Attributable to Coty Inc. and Adjusted Net (Loss) Income Attributable to Coty Inc. per Common Share, include the Convertible Series B Preferred Share dividend, and unlike in periods with Net Income, do not incorporate the dilution from the preferred shares due to the recorded Net Loss in the current year.
RECONCILIATION OF REPORTED NET LOSS TO ADJUSTED NET (LOSS) INCOME FOR COTY INC.

	Three Months Ended June 30,			Year Ended June 30,
(in millions)	2020	2019	Change	2020	2019	Change
Reported Net Loss Attributable to Coty Inc.	$(772.8)	$(2,799.4)	72%	$(1,013.2)	$(3,784.2)	73%
Adjustments to Reported Operating Loss (a)	602.5	2,988.8	(80)%	1,179.7	4,421.2	(73%)
Adjustments to other (income) expense (b)	(16.3)	(1.7)	<(100%)	(16.3)	11.0	<(100%)
Adjustments to noncontrolling interest expense (e)	(4.7)	(3.7)	(2%)	(4.6)	(14.7)	69%
Change in tax provision due to adjustments to Reported Net Income (Loss) Attributable to Coty Inc.	(195.4)	(60.4)	<(100%)	(338.3)	(145.7)	<(100%)
Adjusted Net (Loss) Income Attributable to Coty Inc.(d)	$(386.7)	$123.6	<(100%)	$(192.7)	$487.6	<(100%)

Per Share Data
Adjusted weighted-average common shares
Basic	763.3	751.6		759.1	751.2
Diluted	763.3	758.1		759.1	754.3
Adjusted Net (Loss) Income Attributable to Coty Inc. per Common Share(d)
Basic	$(0.51)	$0.16		$(0.25)	$0.65
Diluted	$(0.51)	$0.16		$(0.25)	$0.65

(a) See a description of adjustments under “Reconciliation of Reported Operating (Loss) Income to Adjusted Operating (Loss) Income”.
(b) In fiscal 2020, the Company had gains of $14.6 primarily related to pension curtailment gains as a result of the Transformation plan, which significantly reduced the expected years of future service for employees participating in our non-U.S. pension plans. In fiscal 2019, the Company incurred legal and advisory services of $16.1 rendered in connection with the evaluation of the tender offer initiated by certain of our shareholders, partially offset by pension curtailment gains of $5.1 as a result of the Global Integration Activities, which significantly reduced the expected years of future service for employees participating in our non-U.S. pension plans.
(e) The amounts represent the after-tax impact of the non-GAAP adjustments included in Net (Loss) income attributable to noncontrolling interest based on the relevant noncontrolling interest percentage in the Consolidated Statements of Operations.
(d) The Adjusted Net (Loss) Income Attributable to Coty Inc. and Adjusted Net (Loss) Income Attributable to Coty Inc. per Common Share, include the Convertible Series B Preferred Share dividend, and unlike in periods with Net Income, do not incorporate the dilution from the preferred shares due to the recorded Net Loss in the current year.

RECONCILIATION OF NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

COTY INC.	Year Ended June 30,
(in millions)	2020	2019	2018
Net cash (used) provided by operating activities	$(50.9)	$639.6	$413.7
Capital expenditures	(267.4)	(426.6)	(446.4)
Free cash flow	$(318.3)	$213.0	$(32.7)

RECONCILIATION OF TOTAL DEBT TO NET DEBT

COTY INC.	Year Ended June 30,
(in millions)	2020
Total debt	$8,156.3
Less: Cash and cash equivalents	308.3
Net debt	$7,848.0

IMMEDIATE LIQUIDITY

COTY INC.	As of
(in millions)	June 30, 2020
Cash and cash equivalents	$308.3
Unutilized revolving credit facility	1,309.8
Immediate Liquidity	$1,618.1

RECONCILIATION OF ADJUSTED OPERATING LOSS TO ADJUSTED EBITDA

COTY INC.	Year Ended June 30,
(in millions)	2020
Adjusted operating loss(a)	$161.4
Depreciation(b)	370.5
Pension Adjustment (c)	2.5
Adjusted EBITDA	534.4

a For a reconciliation of adjusted operating income (loss) to operating income (loss) for the twelve months ended June 30, 2020, see the tables entitled “Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income (Loss)” and "Reconciliation of Reported Operating Income (Loss) to Adjusted Operating Income (Loss) by Segment" for the twelve months ended June 30, 2020.
b The depreciation adjustment for the twelve months ended June 30, 2020 represents depreciation expense for the twelve months ended June 30, 2020 as adjusted by $17.4 for accelerated depreciation.
c The pension expense adjustment for the twelve months ended June 30, 2020 represents the adjusted non-service cost components of net periodic pension cost for the fiscal year.

NET DEBT/ADJUSTED EBITDA

COTY INC.	Year Ended June 30,
2020
Net Debt	$7,848.0
Adjusted EBITDA	534.4
Net Debt/Adjusted EBITDA	14.69

NET REVENUES AND ADJUSTED OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS BY SEGMENT

	Three Months Ended June 30,
	Net Revenues		Change		Reported Operating Loss		Adjusted Operating (Loss) Income
(in millions)	2020	2019	Reported Basis	LFL	2020	Change	2020	Change
Americas	$264.8	$553.6	(52%)	(49%)	$(128.5)	89%	$(102.9)	<(100%)
EMEA	211.0	662.8	(68%)	(67%)	(318.0)	70%	(182.4)	<(100%)
Asia Pacific	84.6	206.2	(59%)	(58%)	(56.7)	73%	(50.4)	<(100%)
Other	—	83.6	(100%)	(100%)	—	100%	—	82%
Corporate	—	—	N/A	N/A	(417.3)	(34%)	0.4	>100%
Total	$560.4	$1,506.2	(63%)	(61%)	$(920.5)	66%	$(335.3)	<(100%)

	Year Ended June 30,
	Net Revenues		Change		Reported Operating Loss		Adjusted Operating Loss
(in millions)	2020	2019	Reported Basis	LFL	2020	Change	2020	Change
Americas	$1,771.0	$2,248.9	(21%)	(22%)	$(164.8)	89%	$(89.5)	<(100%)
EMEA	2,308.6	2,909.7	(21%)	(19%)	(248.4)	82%	(18.0)	<(100%)
Asia Pacific	582.7	771.1	(24%)	(22%)	(74.0)	71%	(49.0)	<(100%)
Other	55.5	358.2	(85%)	(32%)	(10.9)	41%	(3.5)	<(100%)
Corporate	—	—	N/A	—%	(738.4)	(23%)	(1.7)	<(100%)
Total	$4,717.8	$6,287.9	(25%)	(20%)	$(1,236.5)	66%	$(161.7)	<(100%)

RECONCILIATION OF REPORTED OPERATING LOSS TO ADJUSTED OPERATING (LOSS) INCOME BY SEGMENT - CONTINUING OPERATIONS

	Three Months Ended June 30, 2020
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING (LOSS) INCOME
Americas	$(128.5)	$(25.6)	$(102.9)	$(0.2)	$(103.1)
EMEA	(318.0)	(135.6)	(182.4)	(2.5)	(184.9)
Asia Pacific	(56.7)	(6.3)	(50.4)	(0.1)	(50.5)
Other	—	—	—	—	—
Corporate	(417.3)	(417.7)	0.4	—	0.4
Total	$(920.5)	$(585.2)	$(335.3)	$(2.8)	$(338.1)

OPERATING MARGIN
Americas	(48.5%)		(38.9%)		(36.4%)
EMEA	<(100%)		(86.4%)		(85.2%)
Asia Pacific	(67.0%)		(59.6%)		(57.6%)
Other	N/A		N/A		N/A
Corporate	N/A		N/A		N/A
Total	<(100%)		(59.8%)		(57.5%)

	Three Months Ended June 30, 2019
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING (LOSS) INCOME
Americas	$(1,141.9)	$(1,192.9)	$51.0
EMEA	(1,070.8)	(1,126.8)	56.0
Asia Pacific	(212.4)	(231.0)	18.6
Other	(7.6)	(8.7)	1.1
Corporate	(311.7)	(311.2)	(0.5)
Total	$(2,744.4)	$(2,870.6)	$126.2

OPERATING MARGIN
Americas	<(100%)		9.2%
EMEA	<(100%)		8.4%
Asia Pacific	<(100%)		9.0%
Other	(9.1%)		1.3%
Corporate	N/A		N/A
Total	<(100%)		8.4%

(a) See “Reconciliation of Reported Operating Loss to Adjusted Operated (Loss) Income” for a detailed description of adjusted items.

	Year Ended June 30, 2020
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING LOSS
Americas	$(164.8)	$(75.3)	$(89.5)	$(0.3)	$(89.8)
EMEA	(248.4)	(230.4)	(18.0)	4.2	(13.8)
Asia Pacific	(74.0)	(25.0)	(49.0)	1.0	(48.0)
Other	(10.9)	(7.4)	(3.5)	—	(3.5)
Corporate	(738.4)	(736.7)	(1.7)	0.1	(1.6)
Total	$(1,236.5)	$(1,074.8)	$(161.7)	$5.0	$(156.7)

OPERATING MARGIN
Americas	(9.3%)		(5.1%)		(4.9%)
EMEA	(10.8%)		(0.8%)		(0.6%)
Asia Pacific	(12.7%)		(8.4%)		(8.0%)
Other	(19.6%)		(6.3%)		(6.3%)
Corporate	N/A		N/A		N/A
Total	(26.2%)		(3.4%)		(3.2%)

	Year Ended June 30, 2019
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING (LOSS) INCOME
Americas	$(1,474.5)	$(1,633.7)	$159.2
EMEA	(1,344.1)	(1,597.4)	253.3
Asia Pacific	(253.1)	(314.8)	61.7
Other	(18.6)	(34.8)	16.2
Corporate	(598.1)	(598.5)	0.4
Total	$(3,688.4)	$(4,179.2)	$490.8

OPERATING MARGIN
Americas	(65.6%)		7.1%
EMEA	(46.2%)		8.7%
Asia Pacific	(32.8%)		8.0%
Other	(5.2%)		4.5%
Corporate	N/A		N/A
Total	(58.7%)		7.8%

(a) See “Reconciliation of Reported Operating Loss to Adjusted Operating (Loss) Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED NET REVENUES INCOME TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended June 30, 2020 vs. Three Months Ended June 30, 2019 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures[1]	Organic (LFL)
Americas	(52)%	(49)%	3%	(52)%
EMEA	(68)%	(67)%	—%	(67)%
Asia Pacific	(59)%	(58)%	—%	(58)%
Other	(100)%	(100)%	—%	(100)%
Total Continuing Operations	(63)%	(61)%	(1)%	(60)%
Discontinued Operations	(41)%	(39)%	—%	(39)%
Total Coty Inc.	(56)%	(55)%	(2)%	(53)%

¹ Like for Like impact reflects the net revenue contribution from King Kylie, net of the decreased net revenues from the divestiture of Younique.

	Year Ended June 30, 2020 vs. Year Ended June 30, 2019 Net Revenue Change

Net Revenues Change YoY	Reported Basis	Constant Currency	Impact from Acquisitions and Divestitures [1]	Organic (LFL)
Americas	(21)%	(19)%	3%	(22)%
EMEA	(21)%	(19)%	—%	(19)%
Asia Pacific	(24)%	(22)%	—%	(22)%
Other	(85)%	(85)%	(53)%	(32)%
Total Continuing Operations	(25)%	(23)%	(3)%	(20)%
Discontinued Operations	(14)%	(12)%	—%	(12)%
Total	(22)%	(20)%	(2)%	(18)%

1 Like for Like impact reflects the net revenue contribution from King Kylie, net of the decreased net revenues from the divestiture of Younique.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
(in millions)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$308.3	$340.4
Restricted cash	43.7	40.0
Trade receivables	440.1	858.9
Inventories	678.2	860.1
Prepaid expenses and other current assets	411.6	398.2
Current assets held for sale	4,613.1	773.2
Total current assets	6,495.0	3,270.8
Property and equipment, net	1,081.6	1,332.7
Goodwill	3,973.9	4,166.8
Other intangible assets, net	4,372.1	4,531.3
Operating lease right-of-use assets	371.4	—
Deferred income taxes	362.4	110.4
Other noncurrent assets	72.4	102.5
Noncurrent assets held for sale	—	4,195.5
TOTAL ASSETS	$16,728.8	$17,710.0

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,190.3	$1,583.5
Short-term debt and current portion of long-term debt	188.3	193.8
Other current liabilities	1,250.4	1,241.4
Current liabilities held for sale	956.7	456.5
Total current liabilities	3,585.7	3,475.2
Long-term debt, net	7,892.1	7,469.9
Long-term operating lease liabilities	317.4	—
Pension and other post-employment benefits	400.3	447.7
Deferred income taxes	175.1	351.3
Other noncurrent liabilities	334.5	398.0
Noncurrent liabilities held for sales	—	522.7
TOTAL LIABILITIES	12,705.1	12,664.8
CONVERTIBLE SERIES B PREFERRED STOCK	715.8	—
REDEEMABLE NONCONTROLLING INTERESTS	79.1	451.8
EQUITY:
Total Coty Inc. stockholders’ equity	3,004.6	4,586.9
Noncontrolling interests	224.2	6.5
Total equity	3,228.8	4,593.4
TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$16,728.8	$17,710.0

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,002.7)	$(3,769.6)	$(127.8)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	716.5	736.0	737.0
Asset impairment charges	434.0	3,851.9	—
Deferred income taxes	(342.7)	(175.7)	(101.7)
(Gain) loss on divestiture and sale of brand assets	(111.5)	—	28.6
Other	300.3	126.8	96.4
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	424.5	344.9	(79.6)
Inventories	124.4	(21.9)	(60.0)
Prepaid expenses and other current assets	25.9	11.5	(107.6)
Accounts payable	(373.5)	(127.3)	159.5
Accrued expenses and other current liabilities	(36.3)	(378.1)	(22.5)
Operating lease liabilities	(106.6)	—	—
Income and other taxes payable	(46.1)	66.4	(83.2)
Other noncurrent assets	0.8	24.5	(17.9)
Other noncurrent liabilities	(57.9)	(49.8)	(7.5)
Net cash (used in) provided by operating activities	(50.9)	639.6	413.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(267.4)	(426.6)	(446.4)
Payment for business combinations and asset acquisitions, net of cash acquired	(592.2)	(40.8)	(278.0)
Proceeds from sale of asset	0.6	13.4	36.8
Proceeds from sale of business, net of cash disposed	25.6	—	—
Net cash provided by investing activities	(833.4)	(454.0)	(687.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments of) proceeds from short-term debt, original maturity less than three months	(4.3)	(21.3)	21.0
Proceeds from revolving loan facilities	4,681.3	2,183.3	3,185.5
Repayments of revolving loan facilities	(4,044.4)	(1,729.1)	(3,643.2)
Proceeds from term loans and other long term debt	—	—	7,467.2
Repayments of term loans and other long term debt	(186.4)	(189.8)	(6,492.6)
Dividend payments	(196.9)	(346.2)	(375.8)
Proceeds from issuance of Convertible Series B Preferred Stock	724.5	—	—
Other financing activities	(96.5)	(57.2)	(92.8)
Net cash provided by financing activities	877.3	(160.3)	69.3
EFFECT OF EXCHANGE RATES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(21.4)	(7.1)	(3.9)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(28.4)	18.2	(208.5)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—Beginning of period	380.4	362.2	570.7
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—End of period	352.0	380.4	362.2

COTY INC. & SUBSIDIARIES
DISCONTINUED OPERATIONS

Selected Financial Information
	Three Months Ended June 30		Year Ended June 30,
	2020	2019	2020	2019
Net revenues	$361.6	$609.3	$2,020.1	$2,360.6
Income (loss) from discontinued operations before income taxes	(12.3)	(1.6)	169.4	167.3
Income tax on discontinued operations	64.3	14.8	82.2	46.3
Net income (loss) from discontinued operations	$(76.6)	$(16.4)	$87.2	$121.0

	Year Ended June 30,
	2020	2019
Current assets held for sale	$4,613.1	$773.2
Noncurrent assets held for sale	—	4,195.5
TOTAL ASSETS HELD FOR SALE	$4,613.1	$4,968.7

Current liabilities held for sale	956.7	456.5
Noncurrent liabilities held for sale	—	522.7
TOTAL LIABILITIES HELD FOR SALE	$956.7	$979.2